UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 26, 2018

VENTAS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-10989	61-1055020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

353 N. Clark Street, Suite 3300, Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 483-6827

Not Applicable
Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ⃞

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ⃞

Item 1.01.       Entry into a Material Definitive Agreement.

The disclosures contained in “Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” of this Current Report on Form 8-K are incorporated in this Item 1.01 by reference.

Item 2.02.       Results of Operations and Financial Condition.

On July 27, 2018, Ventas, Inc. (the “Company”) issued a press release announcing its results of operations for the quarter ended June 30, 2018.  A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated in this Item 2.02 by reference.

The information in this Item 2.02, including Exhibit 99.1, shall not be deemed filed with the U.S. Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 2.03.       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 26, 2018, Ventas Realty, Limited Partnership, which is an indirect wholly owned subsidiary of the Company, as borrower (the “Borrower”), and the Company, as guarantor, entered into a Credit and Guaranty Agreement (the “New Credit Agreement”), with the lenders identified therein and Bank of America, N.A., as Administrative Agent.  The New Credit Agreement provides for a $900 million, multi-tranche unsecured term loan facility, consisting of a $300 million term loan facility maturing in 2023 (the “2023 Term Facility”) and a $600 million term loan facility maturing in 2024 (the “2024 Term Facility”).

The New Credit Agreement replaces the Company’s existing $900 million unsecured term loan facility maturing in 2020 and evidenced by that certain Credit and Guaranty Agreement, dated as of August 3, 2015, by and among the Borrower, the Company, as guarantor, the lenders identified therein and Bank of America, N.A., as Administrative Agent (the “Existing Credit Agreement”).

Aggregate borrowing capacity under the New Credit Agreement may be increased, at the Borrower’s option, to up to $1.5 billion by increasing the amount of the 2023 Term Facility or the 2024 Term Facility or by incurring additional term loans, in each case subject to the satisfaction of certain conditions set forth in the New Credit Agreement, including the receipt of additional commitments for such increase.

The Borrower’s obligations under the New Credit Agreement are guaranteed by the Company and rank equal in right of payment with all other senior unsecured obligations of the Borrower and the Company.

Borrowings outstanding under the New Credit Agreement bear interest at a fluctuating rate per annum equal to the applicable LIBOR for Eurocurrency rate loans and the higher of (i) the federal funds rate plus 0.50%, (ii) the Administrative Agent’s prime rate and (iii) the applicable LIBOR plus 1.0% for base rate loans, plus, in each case, a spread based on the Borrower’s senior unsecured long-term debt ratings (“Debt Ratings”).  Based on the Borrower’s current Debt Ratings, the applicable spread is 0.90% for Eurocurrency rate loans and 0.00% for base rate loans.

The 2023 Term Facility matures on January 31, 2023 and the 2024 Term Facility matures on January 31, 2024.  Borrowings outstanding under the New Credit Agreement may be repaid from time to time without premium or penalty, other than customary breakage costs, if any, with respect to Eurocurrency rate loans.

Except as set forth above, the terms of the New Credit Agreement are substantially consistent with the terms of the Existing Credit Agreement.  In particular, the New Credit Agreement imposes certain customary restrictions on the Borrower, the Company and their subsidiaries, including restrictions pertaining to: (i) liens; (ii) investments; (iii) the incurrence of additional indebtedness; (iv) mergers and dissolutions; (v) certain dividend, distribution and other payments; (vi) permitted businesses; (vii) transactions with affiliates; (viii) agreements limiting certain liens; and (ix) the maintenance of certain consolidated total leverage, secured debt leverage, unsecured debt leverage and fixed charge coverage ratios and minimum consolidated adjusted net worth.  The New Credit Agreement also contains customary events of default.  If a default occurs and is continuing, the Borrower may be required to repay all amounts outstanding under the New Credit Agreement.

The foregoing description of the New Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Credit Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2018.

The representations, warranties and covenants contained in the New Credit Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties.  Accordingly, the representations and warranties in the New Credit Agreement are not necessarily characterizations of the actual state of facts about the Company, the Borrower and their subsidiaries at the time they were made or otherwise and should be read only in conjunction with the other information that the Company makes publicly available in reports, statements and other documents filed with the Securities and Exchange Commission.  Investors are not third-party beneficiaries of, and should not rely upon, such representations, warranties and covenants.

Item 9.01.          Financial Statements and Exhibits.

(a)  Financial Statements of Businesses Acquired.

       Not applicable.

(b)  Pro Forma Financial Information.

       Not applicable.

(c)  Shell Company Transactions.

       Not applicable.

(d)  Exhibits:

Exhibit Number	Description

99.1	Press release issued by the Company on July 27, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VENTAS, INC.

Date:	July 27, 2018	By:	/s/ T. Richard Riney
T. Richard Riney
Executive Vice President, Chief Administrative
Officer, General Counsel and Ethics and
Compliance Officer